Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR) iShares iBonds Dec 2021 Term Corporate ETF (ISHIBDM) iShares Intermediate Credit Bond ETF (ISHICRED)
Multimanager Core Bond Portfolio (AXA-VIP)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi Asset Income - Screened Fixed Income
Portfolio (BR-INC-PFI)
BlackRock Low Duration Bond Portfolio (BR-LO)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF) BlackRock Total Return Portfolio (Ins - Series) (BVA-TR) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) Advanced Series Trust - AST BlackRock/Loomis Sayles Bond Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
02-27-2017

Security Type:
BND/CORP


Issuer
Moody's Corporation (2021)

Selling
Underwriter
Barclays Capital Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., J.P. Morgan
Securities LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Citigroup
Global Markets Inc., Lloyds Securities
Inc., MUFG Securities Americas Inc., TD
Securities (USA) LLC, Citizens Capital
Markets, Inc., Fifth Third Securities,
Inc., Mischler Financial Group, Inc., PNC
Capital Markets LLC, Scotia Capital (USA)
Inc., U.S. Bancorp Investments, Inc., The
Williams Capital Group, L.P.

Transaction Details

Date of Purchase
02-27-2017


Purchase
Price/Share
(per share / %
of par)
$99.691

Total
Commission,
Spread or
Profit
0.600%


1.	Aggregate Principal Amount Purchased
(a+b)
$25,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$14,576,000

b. Other BlackRock Clients
$10,424,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
0.0500


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Akansha Kataria
Date:
03-02-2017

Global Syndicate Team Member




Approved by:

Date:


Global Syndicate Team Member